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Exhibit 99.1

Friday, October 29, 2004, 9:00 AM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN, INC. PRICES $75 MILLION CONVERTIBLE
SUBORDINATED NOTES OFFERING

HOUSTON—(PRNewswire)—October 29, 2004—Isolagen, Inc. (AMEX: ILE) announced the pricing of its offering of $75 million of 3.5% convertible subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will bear interest at a rate of 3.5% per annum and will be convertible into shares of Isolagen common stock at the rate of 109.2001 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share. Isolagen has granted the initial purchasers an option to purchase up to an additional $15 million in principal amount of notes. The offering is expected to close on November 3, 2004, subject to customary closing conditions.

Isolagen intends to use approximately $46 million of the proceeds of the offering for general corporate purposes, including product development, sales and marketing, capital expenditures and working capital. In addition, Isolagen intends to use approximately $13.3 million of the proceeds of the offering to purchase up to 2 million shares of its common stock in privately negotiated transactions concurrent with this offering, and approximately $12.7 million of the proceeds to purchase up to 2 million shares of its common stock from certain insiders, affiliates and founders of Isolagen, at a per share price of $6.33, representing a discount of 5% from the closing transaction price on October 28, 2004.

The securities will not be registered under the Act or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:
Robert G. Partridge, VP Global Marketing and Communications—(484) 875-3099
Jeffrey W. Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Kate McNeil, Investors Contact, Investor Relations Group—(212) 825-3210
John Nesbett, Investors Contact, Investor Relations Group—(212) 825-3210

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  Exhibit 99.1
ISOLAGEN, INC. PRICES $75 MILLION CONVERTIBLE SUBORDINATED NOTES OFFERING